Exhibit (j)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "Shareholder Services -- Statements and Reports", "General Information -- Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our reports dated January 26, 2017 relating to the financial statements of AB Small Cap Value Portfolio, AB All Market Income Portfolio and AB Asia ex-Japan Equity Portfolio, three of the series constituting AB Cap Fund, Inc., for the fiscal period ended November 30, 2016, which are incorporated by reference in this Post-Effective Amendment No. 226 to the Registration Statement (Form N-1A No. 2-29901) of AB Cap Fund, Inc.

                                                           /s/ Ernst & Young LLP


New York, New York
February 27, 2017